EXHIBIT 10.1

Pacific Ethanol, Inc.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
for
BRYON MCGREGOR

This Amended and Restated Executive Employment Agreement (“Agreement”) by and between Bryon McGregor (“Executive”) and Pacific Ethanol, Inc. (the “Company”) (collectively, the “Parties”) is effective as of the last date signed by the Parties.

Whereas, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

Whereas, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

Whereas, the Parties entered into an Executive Employment Agreement on or about December 22, 2008, setting forth certain terms of Executive’s employment with the Company (the “Original Employment Agreement”) and now seek to supersede and replace the Original Employment Agreement with this Agreement;

Whereas, once this Agreement is effective, the parties agree that the Original Employment Agreement shall have no further force or effect;

Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.   Employment by the Company.

1.1 Position.  Subject to terms and conditions set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts such employment.  During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2 Duties and Location.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with Executive’s then current title, consistent with the bylaws of the Company and as required by the Company’s Board of Directors (the “Board”) and Chief Executive Officer.  Executive shall report to the Company’s Chief Executive Officer.  Executive’s primary office location shall be a location mutually acceptable to both the Executive and the Company.  The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time as agreed to by Executive, and to require reasonable business travel.

1.3 Policies and Procedures.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.   Compensation.

2.1 Salary.  For services to be rendered hereunder, Executive shall receive an annual salary at the rate of $240,000.00, paid bi-weekly in the amount of $9,230.77 (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  Executive’s Base Salary shall be reviewed annually and may be increased as approved by the Board in its sole discretion.

2.2 Annual Bonus.  Executive will be eligible for an annual discretionary bonus of up to fifty percent (50%) of his Base Salary (the “Annual Bonus”).  Whether any Annual Bonus will be awarded, and the amount of the Annual Bonus awarded to Executive, shall be determined by the Board in its sole discretion based upon its consideration of both the Company’s performance and Executive’s performance.  Since the Annual Bonus is intended both to reward past Company and Executive performance and to provide an incentive for Executive to remain with the Company, Executive must remain an active employee through the date that any such bonus is awarded to him in order to earn any such bonus.  Executive will not earn any Annual Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the Annual Bonus is awarded to him.  Any Annual Bonus awarded by the Board shall be paid within the first quarter after the end of the calendar year.

2.3 Standard Company Benefits.  Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans which may be in effect from time to time and provided by the Company to its employees generally; provided, however, that Executive shall not be entitled to accrued vacation pay.

2.4 Restricted Stock; Options.  The Executive shall be eligible for grants of restricted stock and/or stock options from time to time as shall be determined by the Compensation Committee of the Board in its sole discretion, and shall be subject to such vesting, exercisability, and other provisions as the Board may determine in its discretion, after reviewing the performance of both Executive and the Company.  Both the Restricted Stock and any stock options shall be governed in all respects by the terms of the applicable restricted stock purchase agreement, stock option agreement, grant notice and plan documents.

3.   Confidential Information Obligations.

3.1 Confidential Information Agreement.  As a condition of employment, Executive agrees to execute and abide by the Employee Confidential  Information and Inventions Agreement attached hereto as Exhibit A.

3.2 Third Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.   Outside Activities During Employment.

4.1 Non-Company Business.  Except with the prior written consent of the Chief Executive Officer, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

4.2 No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, except as a passive investor in mutual or exchange traded funds.

5.   Termination Of Employment.

5.1 At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2 Termination without Cause; Resignation for Good Reason.  If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and Executive executes and delivers the Separation Date Release of all claims set forth as Exhibit B hereto and allows such release to become effective, then the Company will provide Executive with the following severance benefits:

(a) Cash Severance.  The Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment for a period of twelve (12) months after Executive’s termination, subject to standard payroll deductions and withholdings and payable on the Company’s regular payroll schedule; provided, however, that in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), then the Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment for a period of eighteen (18) months after Executive’s termination, subject to standard payroll deductions and withholdings and payable on the Company’s regular payroll schedule.  Each payment made pursuant to this Section 5.2(a) is intended to be a separate payment (as defined in Treasury Regulations Section 1.409A-2(b)(2)) from any other payments made pursuant to this Section 5.2(a) for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4).

(b) Continued Health Insurance Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment.  If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of twelve (12) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer.  Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.  Notwithstanding the foregoing, in the event the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), then (if eligible and coverage elected) the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of eighteen (18) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer and Executive agrees to immediately notify the Company of any such coverage.

(c) Accelerated Vesting.  If Executive has been employed by the Company for one full year or longer, then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that twenty-five percent (25%) of all shares or options subject to such awards which are unvested as of the employment termination date shall be accelerated and deemed fully vested as of Executive’s last day of employment; provided, however, that in the event, and without the requirement that Executive be employed for one full year or longer, the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, within three (3) months before or otherwise in anticipation of, or within twelve (12) months after, a Change in Control (as defined below), then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that one hundred percent (100%) of all shares or options subject to such awards which are unvested as of the employment termination date shall be accelerated and deemed fully vested as of Executive’s last day of employment.

5.3 Termination for Cause; Resignation Without Good Reason.  If the Company terminates Executive’s employment with the Company for Cause, or Executive resigns without Good Reason, then Executive will not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

5.4 Termination Due to Death or Disability.

(a) Death.  This Agreement shall terminate immediately upon Executive’s death and Executive’s estate shall not be entitled to any further compensation from the Company (other than accrued salary, and accrued and unused vacation, through Executive’s last day of employment), including severance pay, pay in lieu of notice or any other such compensation.

(b) Disability.   If Executive is prevented from performing his duties as described in Section 1.1 of this Agreement by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may terminate the employment of Executive and this Agreement at or after such time.”

(i) Cash Severance.  The Company shall pay Executive severance in the form of continuation of Executive’s Base Salary in effect on Executive’s last day of employment for a period of twelve (12) months after Executive’s termination, subject to standard payroll deductions and withholdings and payable on the Company’s regular payroll schedule.

(ii) Continued Health Insurance Coverage.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment.  If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of twelve (12) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer.  Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

(iii) Accelerated Vesting.  If Executive has been employed by the Company for one full year or longer, then the Company will accelerate the vesting of any equity awards granted to Executive prior to Executive’s employment termination such that twenty-five percent (25%) of all shares or options subject to such awards which are unvested as of the employment termination date shall be accelerated and deemed fully vested as of Executive’s last day of employment.

5.5 Deferred Compensation.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).

If Executive is a “specified employee” within the meaning of 409A(a)(2)(B)(i) of the Code, any Severance Benefit payments that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (a) the lesser of (y) the total cash severance payment amount, or (z) six (6) months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (b) all amounts paid pursuant to the foregoing clause (a) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  It is intended that if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code since payments to Executive will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after separation from service.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Separation Date Release of all claims set forth as Exhibit B hereto.  On the first regular payroll pay day following the effective date of the Separation Date Release of all claims, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the release of claims, with the balance of the Severance Benefits being paid as originally scheduled.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.”

5.6 Limitation on Payments.  In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards.”

5.7 No Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise, except for health insurance benefits as set forth herein.

5.8 Definitions.

(a) For purposes of this Agreement, “Cause” shall mean any one or more of the following:

(i) Executive’s indictment or conviction of any felony or of any crime involving dishonesty;

(ii) Executive’s participation in any fraud or other act of willful misconduct against the Company (including any material breach of Company policy that causes or reasonably could cause harm to the Company);

(iii) Executive’s refusal to comply with any lawful directive of the Company;

(iv) Executive’s material breach of Executive’s fiduciary, statutory, contractual, or common law duties to the Company (including any material breach of this Agreement or the Confidential Information and Inventions Agreement); or

(v) Conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

Provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, the Company shall, within twenty (20) days after the discovery of such event, provide written notice to the Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

(b) For purposes of this Agreement, Executive shall have “Good Reason” for Executive’s resignation if: (w) any of the following occurs without Executive’s consent; (x) Executive notifies the Company in writing, within twenty (20) days after the occurrence of one of the following events that Executive intends to terminate his employment no earlier than thirty (30) days after providing such notice; (y) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition, and (z) the Executive resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so:

(i) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s authority, duties or responsibility; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material diminution of Executive’s authority, duties or responsibility;

(ii) a material reduction by the Company in Executive’s annual base salary, except to the extent the base salaries of all other executive officers of the Company are accordingly reduced;

(iii) a relocation of Executive’s place of work, or the Company’s principal executive offices if Executive’s principal office is at such offices, to a location that increases Executive’s daily one-way commute by more than thirty-five (35) miles; or

(iv) any material breach by the Company of any material provision of this Agreement, including but not limited to Section 7.7.

(c) For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, in a single transaction or series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of the Company representing a majority (e.g., 50% plus one share) of the combined voting power of the Company, (ii) there is a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) all or substantially all of the Company’s assets are sold.

6.   Arbitration.

To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Sacramento, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

7.   General Provisions.

7.1 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

7.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

7.3 Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement.  This Agreement, including Exhibit A, constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  This Agreement supersedes and replaces the Original Employment Agreement in its entirety and the Original Employment Agreement shall have no further force or effect.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the Executive and a duly authorized officer of the Company.

7.5 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.  The Company shall obtain the assumption of this Agreement by any successor or assign of the Company.

7.8 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

In Witness Whereof, the parties have executed this Agreement.

Pacific Ethanol, Inc.

By: /s/ NEIL M. KOEHLER
Neil M. Koehler
President and Chief Executive Officer

Date: November 25, 2009

Understood and Agreed:

Executive

By:   /s/ BRYON MCGREGOR
Bryon McGregor

Date: November 25, 2009

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Pacific Ethanol, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.   Confidential Information Protections.

1.1 Nondisclosure; Recognition of Company’s Rights.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information.  I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.   Inventions.

2.1 Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions.  I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions.  Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”  Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.

2.4 Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party.  I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6 Enforcement of Intellectual Property Rights and Assistance.  During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries.  If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7 Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.   Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.   Additional Activities.  I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.   Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice.  Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.   Notification Of New Employer.  If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.   General Provisions.

7.1 Governing Law and Venue.  This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4 Employment.  I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices.  Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8 Export.  I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9 Entire Agreement.  If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled “Confidential Information Protections” and “Inventions” shall apply.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:	COMPANY:
I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.	Accepted and agreed:

___________________________________________________	___________________________________________________
(Signature)	(Signature)

By: _______________________________________________	By: _______________________________________________

Title: ______________________________________________	Title: ______________________________________________

Date: ______________________________________________	Date: ______________________________________________

Address: ___________________________________________	Address: ___________________________________________

EXHIBIT A

INVENTIONS

1.           Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☐  None

☐  See immediately below:

____________________________________________________________________________________________________________

____________________________________________________________________________________________________________

2.           Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.           Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.           Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

Exhibit B

Separation Date Release

(To be signed on or within 21 days after the employment termination date.)

In exchange for the severance benefits to be provided to me by Pacific Ethanol, Inc. (the “Company”) pursuant to the terms of my Amended and Restated Executive Employment Agreement (the “Agreement”), I hereby provide the following General Release of Claims (the “Release”).  I understand that, on the last date of my employment with the Company, the Company will pay me any accrued salary to which I am entitled by law, regardless of whether I sign this Release, but I am not entitled to any severance benefits unless I sign and return this Release to the Company and I allow it to become effective.

I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct, or omissions occurring at any time prior to or at the time that I sign this Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including claims based on or arising under the Agreement); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Family and Medical Leave Act, the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended).

I understand that notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement to which I am a party, the charter, bylaws, or operating agreements of any of the Released Parties, or under applicable law; or (ii) any rights which are not waivable as a matter of law.  In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

B-1

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (1) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it earlier); (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice of revocation to the Company’s Chief Executive Officer; and (5) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it provided that I do not revoke it (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I further agree: (1) not to disparage the Company, its parent, or its or their officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to its or their business,  business reputation, or personal reputation (although I may respond accurately and fully to any question, inquiry or request for information as required by legal process); (2) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents; and (3) to reasonably cooperate with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.

By: /s/ Bryon McGregor
Bryon McGregor	Date

B-2